Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Promotes Paul M. Isabella to President and Chief Executive Officer and Announces Additional Promotions; Robert R. Buck Remains Chairman of the Board

Peabody, Mass.-(BUSINESS WIRE)-December 8, 2010 —Beacon Roofing Supply, Inc. (NASDAQ: BECN) (“Beacon” or the “Company”) announced it has appointed Paul M. Isabella as its new President and Chief Executive Officer. Mr. Isabella is currently the President and Chief Operating Officer of Beacon. He replaces Robert R. Buck, who will remain as Chairman of the Board.  Mr. Isabella will assume his new role effective January 1, 2011.

Mr. Isabella joined Beacon in November 2007 as the President and Chief Operating Officer.  His extensive background includes over 33 years of experience at major U.S. corporations where he held various leadership positions.  Mr. Isabella began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Following his tenure at GE, Mr. Isabella held executive management positions at The Stanley Works and Cooper Industries.  He is a graduate of the State University of New York and GE’s Manufacturing Management Program.

“I am very excited about the future of Beacon Roofing Supply with Paul at the helm as CEO,” said Robert R. Buck, Beacon’s Chairman of the Board.

In addition, the following promotions will take effect January 1, 2011:

David R. Grace is being promoted to Executive Vice President and continues as our CFO.  Mr. Grace started his career after graduating with a degree from Bentley College in Waltham, Massachusetts. He joined Beacon as an accountant in 1987 and served in positions of increasing responsibility until he was named CFO in 1997.  Mr. Grace has been with Beacon for over 23 years, and is the leader of our financial organization and oversees information technology.

Patrick Murphy is being promoted to Executive Vice President.  Mr. Murphy started his career in this industry after graduating from Michigan State University.  In 2008, he became a Senior Vice President at Beacon.  Mr. Murphy is a veteran who has been successful at every stop in his long career at Beacon.  He is a seasoned executive who truly understands our Company and industry.

James I. MacKimm is being promoted to Executive Vice President.  Mr. MacKimm started his career in roofing distribution after graduating from Boston College.  He has personally performed almost every operational job within Beacon after he joined in 1990.  In 2008, he became a Senior Vice President at Beacon.  His grass roots and executive experience will be invaluable to Beacon as we continue to implement our long-term strategies.

Kent Gardner is being promoted to Senior Vice President. Mr. Gardner started his career after serving in the United States Army and graduating from the University of Missouri.  He joined Beacon in 2005 and was promoted to Vice President in March 2007.  Mr. Gardner’s leadership skills have been key to many of the important changes that we have implemented in several acquired companies over the years.  His work ethic and enthusiastic leadership skills will serve Beacon well in the coming years.

C. Munroe Best III is being promoted to Senior Vice President.  Mr. Best joined the organization full time after graduating from Elon University.  During his tenure with Beacon he has been promoted several times and in 2006, he was promoted to Regional Vice President.  He comes from a family with a long history in distribution and his expertise is an asset to Beacon.

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 179 branches in 37 states in the United States and three provinces in Eastern Canada.

SOURCE: Beacon Roofing Supply

Beacon Roofing Supply, Inc.
David Grace, 978-535-7668 x14
dgrace@beaconroofingsupply.com

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.